Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 14, 2005 relating to the financial statements, which appears in Advanced Magnetic Inc.'s Annual Report on Form 10-K for the year ended September 30, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

August 11, 2006